Exhibit (e)

Certification under Rule 466

The depositary, Deutsche Bank Trust Company Americas, represents and certifies the following:

(1)   That it previously had filed a registration statement on Form F-6 (Hochtief AG, 333-228091), which the U.S. Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of deposit of this Form F-6 Registration Statement except for the shares represented by the American Depositary Shares and the name of the issuer of such shares; and

(2)   That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

By:	DEUTSCHE BANK TRUST COMPANY AMERICAS, Depositary

By:	\s\ Michael Fitzpatrick
Name: Michael Fitzpatrick
Title: Vice President

By:	\s\ Michael Curran
Name: Michael Curran
Title: Vice President